GLOBAL

CUSTODIAL SERVICES AGREEMENT

Victory Portfolios IV

Victory Variable Insurance Funds II

Pioneer ILS Interval Fund

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	TABLE OF CONTENTS
1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT OF CUSTODIAN AND ACCEPTANCE	2
3.	REPRESENTATIONS AND WARRANTIES	3
4.	SET UP OF ACCOUNTS	3
5.	SECURITIES AND CASH PROCEDURES	5
6.	RIGHTS FOR EXTENSIONS OF CREDIT	7
7.	CLIENT’S COMMUNICATIONS	8
8.	ACTIONS BY THE CUSTODIAN AND ASSET SERVICES	9
9.	CUSTODIAN’S COMMUNICATIONS, RECORDS AND ACCESS	11
10.	THIRD PARTIES	11
11.	PERFORMANCE OBLIGATIONS AND LIABILITIES	13
12.	NOT AGENT FOR CLIENT’S CUSTOMERS; CLIENT’S DIRECT LIABILITY	15
13.	CONFLICTS OF INTERESTS	15
14.	INFORMATION AND DATA PROTECTION	16
15.	ADVERTISING	16
16.	FEES AND EXPENSES	16
17.	TERMINATION	16
18.	GOVERNING LAW AND JURISDICTION	17
19.	MISCELLANEOUS	17
SIGNATURES		18
Exhibits, Schedules or Annexes:

•Schedule I List of Funds

•U.S. Special Resolution Regime Recognition Annex

•Confidentiality and Data Privacy Conditions Annex

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THIS GLOBAL CUSTODIAL SERVICES AGREEMENT is made on October 20, 2025, by and among Victory Portfolios IV and Victory Variable Insurance Funds II, each a Delaware statutory trust and an open-end management investment company, on behalf of each series portfolio listed on Schedule I of the Agreement, as may be amended from time to time, Pioneer ILS Interval Fund, a Delaware statutory trust and closed-end management investment company that is operated as an interval fund as listed on Schedule I of the Agreement, as may be amended from time to time, and the Custodian. Each of Victory Portfolios IV, Victory Variable Insurance Funds II and Pioneer ILS Interval Fund is referred to herein individually as a “Trust” and, collectively, as the “Trusts”. Each series portfolio of Victory Portfolios IV and Victory Variable Insurance Funds II listed on Schedule I of the Agreement, as amended from time to time, together with Pioneer ILS Interval Fund, is referred to herein individually as a “Fund” and collectively as the “Funds”. The Funds and the Trusts are referred to herein collectively as the “Client”. Citibank, N.A., acting through its offices or branch located New York, is referred to herein as the “Custodian”.

1.DEFINITIONS AND INTERPRETATION

1.1Definitions.

“Agent” means any sub-custodian, delegate, nominee, and administrative or other service provider selected and used by the Custodian in connection with carrying out its obligations under this Agreement whether or not such person would be deemed an agent under principles of any applicable law.

“Agreement” means Global Custodial Services Agreement (including the Annex and any other applicable terms) agreed to by the Client and the Custodian.

“Authorised Person” means the Client or a person with authority to act on behalf of the Client, in each case as authenticated in accordance with security procedures as described in this Agreement.

“Cash” means all cash in any currency held for or payable to the Client by the Custodian under the terms of this Agreement.

“Cash Account” means each current account established by the Custodian for the Client for recording the receipt and maintenance of Cash under this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For the purpose of this Agreement, each branch of Citibank, N.A. or any affiliate will be deemed a separate member of the Citi Organization.

“Clearance System” means any clearing house, settlement system, payments system, or depository (including any dematerialized book entry system or entity that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system for the central handling of Securities), whether or not acting in that capacity, or other financial market utility or organized trading facility used in connection with transactions relating to Securities or Cash and any nominee of the foregoing.

“Client” has the meaning set forth in the introductory paragraph to this Agreement.

“Confidentiality and Data Privacy Conditions” means the confidentiality and data privacy terms specified in the Annex attached to this Agreement.

“Custody Account” means each account established by the Custodian for the Client for recording the receipt, safekeeping and maintenance of Securities or other financial assets as agreed by the Custodian under this Agreement.

“Fund” has the meaning set forth in the introductory paragraph to this Agreement.

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“Instructions” means any and all instructions received by the Custodian from an Authorised Person (including directions, notices and consents) effected through any electronic medium or system or manually as provided in this Agreement.

“MIFT” means a manually initiated Instruction to transfer or receive Securities and/or Cash.

“Securities” means any financial asset (other than Cash) from time to time held within the control of the Custodian for the Client under the terms of this Agreement, including any security entitlement or similar interest or right; provided, however, each financial asset must be (i) a security dealt in or traded on securities exchanges for which settlement normally occurs in a Clearance System, or (ii) a certificated security in bearer form or registered (or to be registered) in the name of the Custodian or its Agent and transferable by delivery of a certificate with endorsement to a subsequent holder, or (iii) a book-entry security that is publicly offered to investors under the applicable laws (but settled outside a Clearance System) including, but not limited to an interest in an investment company where the interest is registered in the name of the Custodian or its Agent. Securities do not include other financial assets or physical evidence of such other financial assets including loans, participations, contracts, subscriptions and confirmations, which the Custodian shall accept only on terms as agreed in writing by the Custodian.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash (including all payments made by the Custodian to the Client in connection with any Securities or Cash), (ii) the transactions effected under this Agreement (including stamp duties or financial transaction taxes), or (iii) the Client (including its customers); provided “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its Agents.

1.2.Interpretation.

1.2.1.References in this Agreement to Exhibits or Annexes mean the Exhibits or Annexes attached hereto, the terms of which are incorporated into and form part of this Agreement. In the event of any inconsistency between this Agreement and any Exhibit or Annex, the relevant terms of the Exhibit or Annex prevail.

1.2.2.The headings in this Agreement do not affect its interpretation.

1.2.3.A reference to: (i) any party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

1.2.4.References in this Agreement to Rule 17f-5 or to specific provisions of Rule 17f-5 refer to Rule 17f-5 under the Investment Company Act of 1940, as adopted on or before the date hereof. References in this Agreement to Rule 17f-7 or to specific provisions of Rule 17f-7 refer to Rule 17f-7 under the Investment Company Act of 1940, as adopted on or before the date hereof. Except as otherwise agreed, each reference herein to Accounts and to Securities and Cash shall mean the Accounts, Securities and Cash maintained, received, delivered and held separately for the Client for the benefit of each individual Fund and not on an omnibus basis or aggregate basis for all of the Funds.

2.APPOINTMENT OF CUSTODIAN AND ACCEPTANCE

2.1.Appointment of the Custodian. The Client hereby selects and appoints the Custodian by placing the Client’s signature hereunder and the Custodian accepts such appointment to provide services under the terms of this Agreement.

2.2.Sole Obligation of the Custodian. The Client understands and agrees that (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citi Organization, and (ii) the rights of the Client with respect to the Custodian extend only to such

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Custodian and, except as provided by law, do not extend to and are not payable by any other member of the Citi Organization.

3.REPRESENTATIONS AND WARRANTIES

3.1.General. Each party to this Agreement hereby represents and warrants at the date this Agreement is entered into and any custodial service is used or provided that (i) it has the legal capacity under its constitutional or organizational documents and authority to enter into and perform its obligations under this Agreement, (ii) it has obtained and is in compliance with all necessary and appropriate government and regulatory permissions, consents, approvals and authorizations for the purposes of its entry into and performance of the Agreement, and (iii) its entry into and performance of the Agreement will not violate any applicable law or regulation.

3.2.Client. The Client represents and warrants at the date this Agreement is entered into and at the time any custodial service is used as follows: (i) it has authority to deliver the Securities in the Custody Account and the Cash in the Cash Account; (ii) there is no claim or encumbrance that adversely affects any deposit with any Clearance System or delivery of Securities, or payment of Cash made in accordance with this Agreement; (iii) except as provided in this Agreement, it has not granted any person a lien, security interest, charge or similar right or claim against Securities or Cash; (iv) it has not relied on any oral or written representation made by the Custodian or any person on its behalf other than those set forth in this Agreement; (v) it will comply in all material respects with all laws applicable to the subject matter of the services provided under this Agreement and its receipt of the services (including, without limitation, governmental and regulatory actions, orders, decrees, regulations or other legal limitations or requirements applicable to the Client including applicable limitations or qualifications in regard to the Client’s investment in any Securities in any country or jurisdiction or otherwise in connection with any Cash or Securities); (vi) it will not knowingly use funds or any service or product contemplated by this Agreement, including a Custody Account or the Cash Account, in a manner that could cause or result in a violation by the Custodian or any member of the Citi Organization of any sanctions administered or enforced by any relevant sanctions authority, including the United States, the European Union, any member state of the European Union and the United Nations; and (vii) neither it nor any of its subsidiaries, nor to the best of its knowledge, any of their directors, officers, employees, agents or affiliates, and no customer for which it is using services under this Agreement is the subject of such sanctions, or is located, organized or resident in a country or territory that is the subject of such sanctions.

3.3.Custodian. The Custodian represents and warrants at the date this Agreement is entered into by the Custodian as provided in this Agreement that the Custodian accepts the appointment as Custodian and upon signing the Custodian will be bound to the terms of the Agreement. Further, the Custodian represents and warrants at the date this Agreement is entered into and at the time any custodial service is used that it will comply in all material respects with all laws applicable to the delivery of the services provided under this Agreement.

4.SET UP OF ACCOUNTS

4.1.Accounts. The Client instructs the Custodian to establish and maintain one or more Custody Accounts and Cash Accounts. The Client may give an Instruction to establish additional Custody Accounts or Cash Accounts from time to time. The Custodian shall promptly notify the Client if the Custodian does not accept any Securities or Cash in a Custody Account or Cash Account, respectively.

4.1.1Segregated Accounts. When so instructed by the Client, Custodian shall establish and maintain a segregated account or accounts for and on behalf of the relevant Fund into which cash or securities may be transferred

(i)in accordance with the provisions of any agreement among a Fund, the Custodian and a broker-dealer registered under the Exchange Act (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation, any registered national securities exchange, the Commodity Futures Trading Commission, any registered contract market, or any similar organization regarding escrow or other arrangements in connection with transactions by the Fund,

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(ii) for purposes of segregating cash or securities in connection with options purchased, sold or written by a Fund or commodity futures contracts or options thereon purchased or sold by such Fund, (iii) for the purposes of compliance by a Fund with applicable law or interpretative guidance of the staff of the U.S. Securities and Exchange Commission, and (iv) for any other purpose. Notwithstanding anything else in this Clause 4.1.1, the Custodian has no responsibility for the purpose of any such accounts or the compliance of the Client with any law or regulation referred to in this Clause.

4.2.Cash Account Purpose and Use. The Client agrees that it shall use any Cash Account only for deposits and funds transfers in connection with the Securities received, held or delivered for the Client by the Custodian or otherwise in connection with services provided by the Custodian under this Agreement. Fund transfers to third parties unconnected with the Client’s investment in securities or other financial assets (such as making commercial payments) and any transfers on behalf of third parties are not permitted.

4.3Cash Held as Banker. Cash held for the Client by the Custodian, or by a sub-custodian as required by statute or rules in a particular market, shall be held by the Custodian or sub-custodian as banker and not on trust or as trustee, unless the Custodian otherwise provides notice to the Client. As a result, Cash will not be held in accordance with client money rules or similar rules and, in the event of the Custodian’s insolvency (or analogous event), the Client may not be entitled to share in any distribution under those rules.

4.4.Cash Held by a Sub-Custodian.

4.4.1.In some circumstances applicable law and regulation may require the sub-custodian to establish and maintain the local cash account in the name of the Client rather than in the name of the Custodian. In any such case, the Client hereby authorizes the Custodian, as agent of the Client to open a cash account with the relevant sub-custodian in the name of the Client, and the Client agrees to confirm and ratify any reasonably necessary or appropriate steps taken by the Custodian.

4.4.2.Any cash held directly by a sub-custodian on behalf of the Client will be owed by that sub-custodian directly to the Client, and will not be subject to UK or other client money rules or held by the Custodian as banker for the Client. Such cash will be subject to the relevant laws or regulatory rules applicable to the sub-custodian, including the laws and rules of the jurisdiction in which the sub-custodian is located. Notwithstanding the previous sentence, or any other terms of this Agreement, the Custodian agrees that it shall have the same liability to the Client for the cash held with a sub-custodian as if such cash was held for the Client by the Custodian as banker in the relevant market.

4.4.3.Unless otherwise specified in this Agreement, the terms of this Agreement in relation to Cash Accounts shall apply to a cash account held by the Client with a sub-custodian.

4.5Identification. The Custodian shall identify on its records each Custody Account and Cash Account in the name of each Fund or such other name as the Client or a Fund may reasonably designate.

4.6.Securities Segregation.

4.6.1.The Securities and similar investments shall at all times be individually segregated from the securities or other investments of Custodian’s and its other clients’ assets in accordance with applicable law. The Custodian shall identify Securities on its records in a manner so that it is clearly identifiable that the Securities held in a Custody Account (i) belong to the Client or its customers (as applicable) and (ii) do not belong to the Custodian or any other clients of the Custodian. The Custodian intends that Securities will be held in such manner that they should not become available to the insolvency administrator or creditors of the Custodian. For the avoidance of doubt, such segregation shall apply on a Fund-by-Fund basis so that the Securities and other assets of each Fund are separately identified and maintained from those of every other Fund, the Custodian, and the

Custodian’s other clients.

4.6.2.The Custodian may hold Securities with an Agent only where the Agent has been selected and appointed by the Custodian as a sub-custodian in accordance with applicable law. The Securities and similar investments shall at all times be individually segregated from the securities or other investments of sub-custodian’s and its

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other clients’ assets in accordance with applicable law. The Custodian shall hold Securities only in an account at the sub-custodian that exclusively holds assets held by the Custodian for its clients (omnibus or separated in the names of its clients) and that has been so identified on the books and records of the sub-custodian. The Custodian shall require the sub-custodian to identify on its records in a manner so that it is clearly identifiable that the Securities (i) do not belong to the Custodian and are held by the Custodian for and belong to clients of the Custodian, (ii) do not belong to the sub-custodian or other clients of the sub-custodian, and (iii) are segregated on the books and records of the sub-custodian from the sub-custodian’s and its other clients’ assets. The Custodian shall require each sub-custodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the sub-custodian. Any Securities held with any sub-custodian will be subject only to Instructions of the Custodian.

4.6.3.Custodian shall, and shall require any sub-custodian to, hold Securities in a Clearance System only in an account that holds assets exclusively belonging to its clients and that has been so identified on the books and records of the Clearance System or that is identified at the Clearance System in the name of a nominee of the Custodian or sub-custodian used exclusively to hold Securities for clients. In certain markets, the Custodian or its sub-custodian may open an account at a Clearance System in the name of the Client or its customer, as required by the rules of the Clearance System.

4.6.4.The Custodian shall and shall require any sub-custodian to record book-entry Securities or uncertificated Securities settled outside a Clearance System on the books and records of the applicable transfer agent or registrar (or the issuer if none) in a way that clearly identifies that the Securities are being held by the Custodian or its sub-custodian as custodian for clients and are not assets belonging to the Custodian or the sub-custodian, if applicable.

4.6.5.The Custodian shall and shall require any sub-custodian to hold certificated Securities in registered or bearer form in its vault segregated from certificates held for itself and/or any other clients. If the registered certificates are not registered in the Custodian’s or its sub-custodian’s name (or its nominee name) the Custodian will not be responsible for asset services as provided in Clause 8 under this Agreement.

4.6.6.The Custodian may hold Securities in the name of a nominee of the Custodian or its sub-custodian or a nominee of the Clearance System as may be required by that Clearance System.

4.6.7.The Custodian shall require that any actions with respect to Securities held for the Client under this Agreement in a Clearance System or in the name of the Custodian, a sub-custodian or any nominee on the books and records of any transfer agent or registrar will be subject only to the instructions of the Custodian or its sub- custodian, if applicable.

4.6.8.The Custodian shall not, and shall require that its sub-custodians do not, assign, lend, pledge, hypothecate, rehypothecate or otherwise dispose of any Securities without the Client’s explicit consent. The Client acknowledges that Securities may be subject to rights or claims of a Clearance System or its agents or participants pursuant to applicable law or regulation or as a requirement for effecting transactions within the Clearance System.

5.SECURITIES AND CASH PROCEDURES

5.1.Account Procedures—Credits and Debits.

5.1.1.The Client shall ensure that it has sufficient Securities or sufficient immediately available Cash in the required currency credited with the Custodian as necessary to effect any Instruction or other delivery or payment required under this Agreement.

5.1.2.The Custodian may, but is not obligated to, credit cash to the Cash Account before a corresponding and final receipt in cleared funds. The Client agrees that the Custodian may at any time before final receipt, or if a Clearance System at any time reverses an applicable credit to the Custodian, reverse all or any part of a credit

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of cash to the Client and make an appropriate entry to its records including restatement of the Cash Account and reversing any interest paid.

5.1.3.The Custodian will credit Securities to the Custody Account upon receipt of the Securities by final settlement determined in accordance with the practices of the relevant market. Final settlement depends on the market confirmation of settlement to the Custodian and may include real time movement with finality, real time movement without finality, or confirmation of settlement but with movement of securities at end of the day. If any Clearance System reverses any credit of Securities (or the Custodian is otherwise obligated to return Securities as a result of a settlement reversed in accordance with market requirements), the Client agrees that the Custodian may reverse all or any part of the credit of the Securities to the Custody Account and make an appropriate entry to its records including restatement of the Custody Account. In the event of any reversal of Securities, the Client agrees that the Custodian may reverse any credit of cash provided to the Client with respect to the Securities, such as distributions or the proceeds of any transaction.

5.1.4.The Custodian shall provide the Client with prompt notice of a reversal of cash or Securities.

5.1.5.Where notice of a reversal of Cash or Securities has been given and there is insufficient Cash or Securities to satisfy the reversal, the Client shall promptly repay in the applicable currency the amount required to satisfy the deficit in the Cash Account and/or return any Securities to the Custody Account.

5.1.6.If the Custodian has received Instructions (or is authorised under this Agreement to make any delivery or payment without an Instruction) that would result in the delivery of a Security or payment of Cash in any currency exceeding credits to the Client for that Security or Cash, the Custodian may in its discretion, subject to acting consistently with the standard of care in this Agreement, (i) effect any cash payment or other funds transfer and create or increase an extension of credit to the Client including any overdraft, (ii) make partial deliveries or payments consistent with market practice, (iii) fulfill subsequently received Instruction to the extent of then available Securities or Cash held for the Client, or (iv) suspend or delay acting on any Instruction until it receives required Securities or Cash . The Custodian shall notify the Client if the Custodian does not act on any Instruction because the Client has insufficient Securities or Cash.

5.1.7.Notwithstanding any Instruction or termination of this Agreement, at any time the Custodian may retain sufficient Securities or Cash to close out or complete any Instruction or transaction that the Custodian will be required to settle on the Client’s behalf or to cover any obligation of the Client.

5.1.8.The Client shall not enforce any payment obligation of the Custodian at or against another branch or affiliate of the Custodian. The Custodian is obligated to pay Cash only in the currency in which the applicable payment obligation is denominated and only in the country in which such Cash is used in connection with Securities received, held or delivered or other services under this Agreement are provided in that country, regardless of whether that currency’s transferability, convertibility or availability has been affected by any law, regulation, decree rule or other governmental or regulatory action. The Client agrees that it may not require the Custodian or any member of the Citi Organization to substitute a currency for any other currency.

5.2.Extensions of Credit; Reimbursement.

5.2.1.The Client agrees that any extension of credit to the Client under this Agreement will be unadvised, uncommitted and at the sole discretion of the Custodian, and the Client agrees that it shall repay any extension of credit upon demand. The Custodian may charge interest on any overdraft at the rate notified to the Client in a written notice from time to time. The Custodian may at any time cancel or refuse any extension of credit. No prior action or course of dealing by the Custodian with respect to extending credit to effect any settlement of any transactions or any Instructions will obligate the Custodian to extend any credit in regard to any subsequent settlement of any transaction or Instruction.

5.2.2.The Client agrees that “extension of credit” as used in this Agreement includes any daylight and overnight overdraft or similar advances, any reimbursement obligation as provided in this Agreement, and uncommitted

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overdraft lines or similar uncommitted lines provided by the Custodian to the Client in connection with the Cash Account or services under this Agreement.

5.2.3.At any time the Custodian may demand that the Client reimburse the Custodian in respect of any irrevocable commitment incurred in carrying out Instructions to clear and/or settle transactions for the Client under this Agreement (including fail costs payable by the Custodian if the Client were to fail to deliver any required Securities). Irrevocable commitments are incurred on the date the Custodian becomes irrevocably obligated to a Clearance System or other person for the delivery of Securities or payment of Cash, even if the Custody Account or the Cash Account has insufficient Securities or Cash in the required currency on the applicable settlement date. The Client agrees that its reimbursement obligation arises when the irrevocable commitment is incurred by the Custodian despite the actual settlement or maturity date. The Client agrees that after the Custodian has made a demand for reimbursement by the Client, the Client shall pay cash equal to that demand and the Custodian may debit the Client for the amount the Custodian will be obligated to pay in regard to the irrevocable commitment, whether or not that debit creates or increases any overdraft by the Client.

5.3.Foreign Exchange.

5.3.1.The Client agrees that it assumes the risks associated with holding or effecting transactions in Cash denominated in any currency including any events or laws that delay or adversely affect transferability, convertibility or availability of any currency, appropriation or seizure, any devaluation or redenomination of any currency or fluctuations or changes in foreign exchange rates.

5.3.2.The Client may instruct the Custodian to execute a foreign exchange as part of the services under this Agreement. Instructions may be given on a case by case basis or as a standing Instruction. The Custodian will debit the Client’s Cash Account to process foreign exchange and credit the Client’s Cash Account with the new currency in accordance with the Instruction(s). The Custodian may net or set off transactions when effecting foreign exchange. The Custodian may be compensated in part from the spread taken on foreign exchange, and the Custodian or an affiliate may act as principal in any foreign exchange. The Client will be notified of the exchange rate of all executed foreign exchange in its reporting from the Custodian or, if not included, upon Client’s request. The Client acknowledges that the foreign exchange rate applied will depend on a number of factors, including the size of the transaction, the liquidity in the relevant currencies, the time of day and other market factors. The Client may not receive published spot rates in the relevant currencies. Unless otherwise provided in applicable law, the Client agrees that neither the Custodian nor any applicable affiliate assumes any fiduciary or other duty by virtue of effecting foreign exchange, nor are they acting as trustee.

6.RIGHTS FOR EXTENSIONS OF CREDIT

6.1.Lien. In addition to any other remedies available to the Custodian under applicable law, the Custodian hereby has, and each Trust hereby grants with respect to itself and its Funds, as applicable, a continuing general lien on all Securities until satisfaction of all liabilities and obligations arising under this Agreement (whether actual or contingent) of the Client to the Custodian with respect to any fees and expenses or extensions of credit including, but not limited to, daylight and overnight overdrafts, charges resulting from reversals of credits, reimbursement demands of the Custodian in respect of irrevocable commitments, and any other present and future obligations of the Client payable to the Custodian. For the avoidance of doubt, each Trust grants such lien severally and not jointly, and the Securities and other assets of any Trust or Fund shall secure only the obligations of that Trust or Fund, and shall not be subject to the obligations of any other Trust or Fund.

6.2.Set Off. Without limiting any rights the Custodian may have under applicable law, the Custodian may, without prior notice to the Client, set off any payment obligation with regard to an extension of credit, or the value of any other payment or delivery obligation owed by a Trust or Fund to the Custodian, against any payment obligations or the value of any delivery obligations owed by the Custodian to a Trust or Fund regardless of the place of payment, delivery and/or currency of any obligation (and for such purposes may make any currency conversion necessary). For clarity, any obligations owed by a Trust or Fund shall be several and not joint as

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between the Trusts and the Funds. If any obligation is unliquidated or unascertained, the Custodian may set off as provided herein an amount estimated by it in good faith to be the amount of that obligation.

6.3.Exercise of Rights.

6.3.1.If the Client fails to pay the Custodian in respect of any extension of credit, is dissolved or becomes the subject of formal insolvency proceedings in any jurisdiction, or any step is taken against the Client to initiate insolvency proceedings in any jurisdiction, the Custodian may, without notice to the Client except as required by law, and at any time: (i) appropriate and apply all or any part of the Securities and Cash held under this Agreement by the Custodian against any or all obligations of the Client under this Agreement to the Custodian (whether matured or subject to any demand); (ii) sell all or any part of the Securities; and (iii) exercise, in respect of the Securities and Cash, all the rights and remedies a party with a senior security or similar right would be entitled to exercise in such default under any applicable law.

6.3.2.The Client shall not grant any person, other than Custodian or one of its affiliates, a lien, security interest, charge or similar rights or claims against Securities or Cash without the Custodian’s consent unless the same are subordinated to the lien granted to Custodian pursuant to Clause 6.1 hereof.

7.CLIENT’S COMMUNICATIONS

7.1.Authority. The Client authorizes the Custodian to accept and act upon any communications provided by an Authorised Person, including Instructions and any form or document. Subject to the authority or restrictions with respect to any Authorised Person specified in any document received and accepted by the Custodian, the Client confirms that each Authorised Person is authorised to perform all lawful acts on behalf of the Client in connection with any Custody Account or Cash Account, Securities or Cash, or otherwise in connection with this Agreement including, but not limited to, (i) opening, closing and operating any Custody Account and Cash Account, (ii) signing any agreements, declarations or other documents relating to any Securities or Cash, Custody Account or Cash Account, or service, and (iii) providing any Instruction, until the Custodian has received written notice or other notice acceptable to it of any change of an Authorised Person and the Custodian has had a reasonable opportunity under the circumstances to act.

7.2.Instructions and Other Client Communications. The Client and the Custodian shall comply with security procedures acceptable to the Custodian intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction, inquiries, data and other information exchanges, and advices. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client. If the Client sends Instructions or other communications through S.W.I.F.T. or through any other electronic communications method, the Client and the Custodian agree that the security procedures utilized by such electronic communications method will be the agreed security procedures for the purpose of this Agreement.

7.3.Authentication. Provided the Custodian complies with the applicable security procedures, the Client agrees that the Custodian is entitled to treat any communication including any Instruction as having originated from an Authorised Person and the Custodian may rely and act on that communication as authorised by the Client.

7.4.Errors, Duplication. The Client shall be responsible for any errors or omissions made by the Client, including the duplication of any Instruction by the Client, provided such errors or omissions were not caused, whether directly or indirectly, by the Custodian.

7.5.Account Numbers. The Custodian may act on any Instruction by reference to an account number only, even if a bank or account name is provided.

7.6.Incomplete or Insufficient Instructions. The Custodian may act on any Instruction that it reasonably believes contains sufficient and accurate information to carry out the requested action. The Custodian may decline to

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act on any Instruction if it reasonably questions the authenticity, clarity, completeness, or validity of the information provided.

7.7.Recall, Amendment, Cancellation. If the Client requests the Custodian to recall, cancel or amend an Instruction, the Custodian shall use its reasonable efforts to carry out the request.

7.8.MIFT. The Client expressly acknowledges that it is aware that the use of a MIFT involves an increased risk of errors, security breaches, privacy issues and fraudulent activities. If the Custodian acts on a MIFT and in accordance with the applicable security procedures, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Custodian, provided errors, security breaches, privacy issues and fraudulent activities were not caused, whether directly or indirectly, by the Custodian.

7.9.Banking Days. The Custodian shall accept and act on Instructions or other communications on banking days when both the Custodian and the relevant market are open for business. The Custodian shall, from time to time, inform the Client of any days the Custodian or any applicable market will be closed, in addition to the cut-off times for accepting and processing Instructions or other communications on the days the Custodian is open.

7.10.Notice. The Custodian shall promptly notify the Client (by telephone or any other agreed method of communication, as appropriate) if it does not act on an Instruction for any reason, including the reason for such inaction where possible.

8.ACTIONS BY THE CUSTODIAN AND ASSET SERVICES

8.1.Custodial Duties Requiring Instructions. The Custodian shall carry out the following actions only upon receipt of Instructions: (i) make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement, (ii) deal with rights, conversions, options, warrants and other similar interests or any other discretionary corporate action or discretionary right in connection with Securities, and (iii) except as otherwise provided in this Agreement, carry out any action affecting Securities or Cash.

8.2.Non-Discretionary Custodial Duties. Absent a contrary Instruction, the Client agrees that the Custodian hereby is authorised to carry out non-discretionary matters in connection with any Instruction or services provided under this Agreement. Without limiting the authority of the Custodian with regard to non- discretionary matters, the Custodian may carry out the following: (i) in the Client’s name or on its behalf, sign any documents relating to Securities or Cash which may be required (a) pursuant to an Instruction to obtain any Securities or Cash or (b) by any tax or other regulatory authority or market practice, (ii) receive and/or credit income, payments and distributions in respect of Securities; (iii) exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates, (iv) deposit Securities with any Clearance System as required by law, regulation or market practice, (v) make any payment by debiting any balance credited to the Client as required to effect any Instructions or payment of Taxes or other payment provided in this Agreement, (vi) to the extent any shortage of Securities or Cash occurs in connection with receipt of distributions in regard to any corporate action, make pro rata distributions, allocations, deliveries or credits of received Securities or Cash as consistent with market practice and as it deems fair and equitable, and (vii) any other actions the Custodian reasonably considers necessary to perform its duties under this Agreement.

8.3.Notices and Actions Related to Securities.

8.3.1.The Custodian shall promptly notify the Client of all official notices, circulars, reports and announcements (both mandatory and discretionary) in respect of Securities held for the Client received in its capacity as Custodian. With regard to events requiring discretionary action, the Custodian shall advise the Client of the applicable timeframe for taking any action elected by the Client. The Custodian’s notice obligation does not include notices, circulars, reports and announcements in regard to a class action.

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8.3.2.The Custodian is responsible only for the form, accuracy and content of any notice, circular, report, announcement or other material prepared by the Custodian or its Agent, including translations. The Custodian is not responsible for inaccuracy or incompleteness of any information in notices or information prepared by other persons, including issuers or Clearance Systems, used by the Custodian to provide any notice to the Client or forwarded by the Custodian to the Client or the failure of such persons to act to provide any information.

8.3.3.The Custodian shall act on discretionary matters in accordance with Instructions sent within applicable cut-off times. The Client acknowledges that the Custodian will not participate in or take any action concerning any discretionary matter, including shareholder voting, if the Custodian does not receive a timely Instruction. Notwithstanding any other provision in this Agreement, the Custodian will be required to provide shareholder voting services only as specified in a separate proxy services letter agreement between the Custodian and the Client.

8.3.4.The Client acknowledges that in some markets the Custodian or its Agent may be required to vote all Securities of a particular issue for all of its clients in the same way and may not be able to effect split voting without regard to any Instruction.

8.4.Taxes

8.4.1.The Client shall provide the Custodian with information and proof (copies or originals) of the Client’s tax status and/or the underlying beneficial owner’s tax status or residence or other information as the Custodian reasonably requests in order for the Custodian or any Agent to comply with the requirements of applicable governmental or regulatory authorities. Information and proof may include executed certificates, representations and warranties, or other documentation the Custodian deems necessary or proper to fulfill the requirements of the applicable tax authorities. The Client shall notify the Custodian in writing within thirty (30) days, or any lesser period as stipulated under any applicable law or regulation, of the occurrence of any change in circumstances that causes any information or representation previously provided to the Custodian on a tax form or tax certification to be incorrect , e.g., a change in the Client’s country of residence or its legal entity classification, or if it ceases to be or becomes a financial institution. Law, regulation and authority, as used in this sentence, may be domestic or foreign. The Client further agrees to provide to the Custodian a new tax form or tax certification (and any necessary supporting documentation) that contains the correct information or representations.

8.4.2.The Client agrees that Taxes are the responsibility of the Client and shall be paid by the Client. The Client agrees that the Custodian will deduct or withhold for or on account of Taxes from any payment to the Client if required by any applicable law including, but not limited to, (i) statute or regulation, (ii) a requirement of a legal, governmental or regulatory authority, or (iii) an agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign). The Client agrees that the Custodian may debit any amount available in any balance held for the Client and apply such Cash in satisfaction of Taxes. The Custodian shall timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the applicable law as provided in this Clause. If any Taxes become payable with respect to any prior credit to the Client by the Custodian, the Client agrees that the Custodian may debit any balance held for the Client in satisfaction of such prior Taxes. The Client shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Custodian or any governmental authority. If Taxes are paid by the Custodian or any of its affiliates, the Client agrees that it shall promptly reimburse the Custodian for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Client.

8.4.3.If the Client requests and the Custodian agrees to provide tax relief services, the Custodian will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided, the Client supplies to the Custodian such documentation and information relating to it or its underlying beneficial owner customers as is necessary to secure such tax relief. While the Custodian will act diligently in pursuing such relief, the Client acknowledges that the Custodian cannot guarantee the success of any claim. Accordingly, the Custodian shall not be

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responsible or liable for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

9.CUSTODIAN’S COMMUNICATIONS, RECORDS AND ACCESS

9.1.Communications and Statements. Statements or advices with regard to Securities or Cash will be made available on Client request. The Client agrees that communications, notices and announcements by the Custodian and statements or advices with regard to Securities or Cash may be made available by electronic form only. The Client agrees to review such information promptly and shall use reasonable efforts to notify the Custodian in writing of any errors or discrepancies. The Custodian requests that such notice be provided within sixty (60) days from the date on which the statement or advice is sent or made available to the Client. Nothing herein is intended to prevent the Client from notifying the Custodian of any errors or corrections beyond such time; provided, however, that the Custodian will not be responsible for any additional losses that could reasonably have been avoided had the error been reported within the sixty-day period.

9.2.Price Information. The Custodian may, from time to time, provide information on statements or reports showing pricing or values of Securities held for the Client. The Client agrees that the Custodian is not responsible under this Agreement for the pricing or valuation of any Securities. The Client agrees that the Custodian has no responsibility to independently verify such prices or similar data, and the Custodian has no liability for the availability or accuracy of any price or similar data obtained from any pricing source.

9.3.Access to Records. The Custodian shall provide the Client and its independent public accountants, agents or regulators with reasonable access, at the Client’s expense, to the records of the Custodian relating to Securities or Cash, the Custody Account or the Cash Account, and the controls utilized by the Custodian in connection with the performance of this Agreement, as reasonably required by the Client. The Custodian shall also use reasonable best efforts to obtain similar access from each Agent and Clearance System.

10.THIRD PARTIES

10.1.Agents. The Client agrees that the Custodian hereby is authorised to use Agents in connection with the Custodian’s performance of any services under this Agreement. The Custodian shall not use a sub-custodian to hold the Client’s Securities or Cash unless such sub-custodian is eligible to act in that capacity under the Investment Company Act of 1940, as adopted on or before the date hereof, and the rules thereunder, or without identifying the sub-custodian in a prior notice to the Client. The Custodian shall exercise due skill, care and diligence in the selection, continued use and ongoing monitoring of Agents.

10.2.Other Third Parties. The Client agrees that the Custodian is hereby authorised to participate in or use (i) Clearance Systems and (ii) public utilities, external telecommunications facilities and other common carriers of electronic and other messages, external postal services, and other facilities commonly recognized as market infrastructures in any jurisdiction. Further, in providing services under this Agreement the Custodian will interact with other third parties whom the Custodian does not select and over which the Custodian exercises no discretion or control, including issuers of Securities, transfer agents or registrars, and the Client’s counterparties or brokers (or their agents). The Client agrees that Clearance Systems and such other third parties as described herein are not Agents and the Custodian has no responsibility for (i) selecting, appointing or monitoring such third parties or (ii) the performance or credit risks of the third parties.

10.3Foreign Custody Manager

10.3.1With respect to Securities and Cash in such jurisdictions as the Custodian provides custody services under this Agreement for the Client, the Client delegates to the Custodian, and the Custodian accepts, the responsibility of the Client’s board of trustees or directors, as appropriate (hereinafter the “Board”), to select, contract with and monitor certain custodians of non-U.S. assets of the Client held by the Custodian pursuant to this Agreement. The Custodian agrees to accept the delegation and to perform the responsibility in accordance with the terms of this Agreement.

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10.3.2The Client acknowledges that the Board has delegated to the Custodian and determined that it is reasonable to rely on the delegation to the Custodian, and the Custodian hereby accepts such delegation , of the obligation to serve as the Client’s “Foreign Custody Manager” (as defined in Rule 17f-5(a)(3)), in respect to the Client’s foreign investments held from time to time by the Custodian with any sub-custodian that is an Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1)).

The Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Client’s Foreign Assets (as defined in Rule 17f-5(b)(3)) would exercise, or to adhere to a higher standard of care, in performing the delegated responsibilities.

Foreign investments are any Securities for which the primary market is outside the United States of America. The Custodian will not utilize sub-custodians in the United States, or hold United States assets with an Eligible Foreign Custodian.

10.3.3As Foreign Custody Manager, the Custodian shall:

(i)select Eligible Foreign Custodians to serve as foreign custodians and place and maintain the Client’s foreign investments with such foreign custodians;

(ii)in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)- (iv);

(iii)enter into written agreements with each Eligible Foreign Custodian selected by the Custodian hereunder;

(iv)determine that the written contract with each Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

(v)provide written reports (x) notifying the Board of the placement of foreign investments with each Eligible Foreign Custodian, such reports to be provided at such time as the Board deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian; and

(vi)monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodians selected hereunder and (y) the governing contractual arrangements. In the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions (as defined in this Agreement) with respect to the disposition of the foreign investments.

The Client agrees that nothing in this Agreement shall require the Custodian to make any selection on behalf of the Client that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country’s financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client or its Board shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

10.4Eligible Securities Depositories

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10.4.1The Custodian may deposit or procure the deposit of Securities with any Clearance System as required by law, regulation or best market practice; provided, the Custodian may deposit and/or maintain assets of the Client that consist of Foreign Assets (as defined in Rule 17f-5(b)(3)) only in a Clearance System located outside of the United States of America that the Custodian has determined satisfies the requirements of Rule 17f-7(b)(1) as an Eligible Securities Depository, as defined therein. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change known to the Custodian that would adversely affect the Custodian’s determination that a Clearance System is an Eligible Securities Depository.

10.4.2The Custodian shall provide the Client (or its duly-authorized investment manager or investment adviser) with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A). The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable, shall promptly notify the Client (or is duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule 17f-7(a)(1)(i)(B).

10.4.3In performing its obligations under this Agreement, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant its completeness or accuracy and has no duty to verify or confirm any such information. The Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other Clearance System or any existing or proposed standards for securities depositories.

10.4.4Upon the receipt of Instructions from the Client, as specified in this Agreement, the Custodian shall withdraw securities from any Clearance System to the extent and as soon as reasonably practicable; provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

11.PERFORMANCE OBLIGATIONS AND LIABILITIES

11.1.Responsibility of the Custodian. The Custodian shall perform its obligations with due skill, care and diligence as determined in accordance with the standards and practices of a professional custodian for hire in the markets or jurisdictions in which the Custodian performs services under this Agreement and maintains Securities and Cash for the Client. The Custodian shall be liable for payment to the Client for its direct damages only where the Custodian or any Agent has not satisfied such obligation of due skill, care and diligence.

11.2.Liability of the Client to the Custodian.

11.2.1.The Client agrees to: (i) indemnify the Custodian for all losses, costs, damages, Taxes and expenses (including reasonable legal fees and disbursements) (each, a “Loss”) reasonably incurred by the Custodian as a direct result of the Client’s failure to perform any obligation of the Client under this Agreement; and (ii) defend and hold the Custodian harmless from any Loss imposed on, incurred by, or asserted against the Custodian (directly or through any of its Agents) or otherwise arising in connection with or arising out of any claim, action or proceeding by any third party, except to the extent such Loss results from the Custodian’s or any Agent’s failure to perform its obligations under this agreement or from the Custodian’s or its Agents’ failure to exercise due skill, care and diligence in accordance with this Agreement. However, under no circumstances shall the Client be liable to indemnify, defend, or hold harmless the Custodian for any mutually excluded damages as set forth in Clause 11.4 of this Agreement.

11.2.2.The Custodian agrees to: (i) indemnify the Client for all Losses reasonably incurred by the Client as a direct result of the Custodian’s failure to perform any obligation of the Custodian under this Agreement; and (ii) defend and hold the Client harmless from any Loss imposed on, incurred by, or asserted against the Client (directly or through any of its agents) or otherwise arising in connection with or arising out of any claim, action or proceeding by any third party, except to the extent such Loss results from the Client’s or any agent’s failure to perform its obligations under this Agreement or from the Client’s or its agents’ gross negligence, willful

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misconduct, or fraud. However, under no circumstances shall the Custodian be liable to indemnify, defend, or hold harmless the Client for: (a) any mutually excluded damages as set forth in Clause 11.4 of this Agreement; or (b) any amounts exceeding the direct damages payable by the Custodian pursuant to Clause 11.1 of this Agreement.

11.3.Mitigation of Damages. Upon the actual knowledge by any party of the occurrence of any event which may cause any loss, damage or expense to the party, the party shall as soon as reasonably practicable (i) notify the other party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

11.4.Mutual Exclusion of Damages. Each party shall be liable to the other party only for direct damages for any liability arising under this Agreement. Under no circumstances shall any party be liable to any other party for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other party.

11.5.Legal Limitations on the Custodian’s Performance.

11.5.1.Performance Subject to Laws. The Client agrees that the Custodian’s performance of this Agreement, including acting on any Instruction, is subject to, and shall be performed only in accordance with, the laws (including, without limitation, governmental and regulatory actions, orders, decrees, regulations and agreements entered into by the Custodian and any governmental authority or between any two or more governmental authorities, whether domestic or foreign) applicable to the Custodian or its parent as a result of the jurisdiction in which the Custodian or its parent is organized or the Custodian performs this Agreement, including with respect to the holding of any Securities or Cash, and the rules, participant requirements, operating procedures and practices of any relevant Clearance System, stock exchange, or market. Nothing in this Agreement will oblige the Custodian to take any action that will be in breach of or be in conflict with any legal limitation as provided herein.

11.5.2.Country Risk. The Client agrees that it shall bear all risks and expenses associated with investing in Securities or holding Cash denominated in any currency. The Client agrees that the Custodian will not be liable for country specific risks of loss or value or other restrictions resulting from country risk, including the risk of investing and holding Securities and Cash in a particular country or market such as, but not limited to, risks arising from (i) any act of war, terrorism, riot or civil commotion, (ii) investment, repatriation or exchange control restriction or nationalization, expropriation or other actions by any governmental authority, (iii) devaluation or revaluation of any currency, (iv) changes in applicable law, and (v) a country’s financial infrastructure and practices including market rules and conditions.

11.5.3.Conformity with Market Practices. Notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Client authorizes the Custodian to make or accept payment for or delivery of Securities at such time and in such form and manner as complies with relevant local law and practice or with the customs prevailing in the relevant market.

11.5.4.Prevention of Performance. The Client agrees that the Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of Cash in the applicable currency credited to the Client) if such performance by the Custodian or any Agent of the Custodian is prevented, hindered or delayed by a Force Majeure Event. “Force Majeure Event” means any event attributable to a cause beyond the reasonable control of the Custodian or its Agent such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of any Clearance System, sabotage, fire, flood, explosion, acts of God, sanctions, governmental requirements as provided in this Agreement, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government or similar institutions, as well as any other matter specified as a country risk in this Agreement. On the occurrence of any Force Majeure

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Event, the obligations of the Custodian are suspended for so long as the Force Majeure Event continues (and, in the case of the Custodian, neither it nor any member of the Citi Organization shall become liable). The Client agrees that neither the Custodian nor any member of the Citi Organization is responsible or liable for any action taken to comply with sanctions or government requirements. Upon the occurrence of any Force Majeure Event, to the extent allowed by applicable law, the Custodian shall inform the Client and shall use its reasonable efforts to minimize the effect of the Force Majeure Event on the Client. The Custodian confirms that it and each Agent maintains and regularly tests disaster recovery plans and contingency back-up services designed to mitigate the effects of any Force Majeure Event and which meet the standards generally adopted by internationally regulated financial institutions.

11.5.5.Client’s Reporting Obligations. The Client agrees that it shall be solely responsible for all filings, tax returns and reports relating to Securities or Cash as may be required by any relevant authority, whether governmental or otherwise. Upon the Client’s reasonable request, the Custodian shall provide reasonable assistance and make available relevant information within its possession to support the Client in meeting such obligations, to the extent permitted by applicable law and market practice.

11.5.6.Capacity of Custodian. The Client acknowledges that the Custodian is not acting under this Agreement as an investment manager, broker, or investment, legal or tax adviser to the Client. The Custodian’s duty is solely to act as a custodian in accordance with the terms of this Agreement, and the Custodian will take no view on the efficacy or soundness of any investment decision made by the Client.

11.5.7.Limitation on Actions. Without prejudice to any other provision in this Agreement, this Clause 11 applies to all rights of the Client and obligations of the Custodian in respect of the activities contemplated by this Agreement, including, without limitation, any claims arising in connection with such activities that may be made against the Custodian, whether arising from breach of contract, tortious or similar acts, or otherwise.

12.NOT AGENT FOR CLIENT’S CUSTOMERS; CLIENT’S DIRECT LIABILITY

The Client agrees that, even if it enters into this Agreement as an agent, custodian, or other representative of another person, it will remain fully responsible as principal for fulfilling all of its obligations under this Agreement. Notwithstanding any requirement that accounts, documentation or agreements, or transactions be effected in the name of any customer of the Client or for any other beneficial owner acting directly or indirectly though the Client, the Client agrees that it shall be responsible as principal for all obligations to the Custodian with regard to such beneficial owner accounts, agreements, or transactions. The Client agrees that its customers will not have any direct rights against the Custodian, and the Custodian shall have no liability to the Client’s underlying customers.

13.CONFLICTS OF INTERESTS

13.1.Compliance with Requirements. The Client acknowledges that the Custodian has arrangements in place to manage conflicts of interest (the “Conflicts Policy”). If the Custodian deems that the arrangements are not sufficient to reasonably prevent risks of damage to the Client, the Custodian shall clearly disclose the general nature and/or the sources of the conflict of interest to the Client before undertaking the relevant business with or for the Client.

13.2.Information. The Client acknowledges that members of the Citi Organization, including Citibank, N.A., may separately provide services, including advisory, credit, and other financial services, to the Client or to other persons other than as custodian under this Agreement. In connection with those services, the Custodian or its Agent may be prohibited by applicable law or by its Conflicts Policy or other policies from disclosing information of which it becomes aware or from accessing any information in relation to those services. The Client agrees that neither the Custodian nor any member of the Citi Organization is required or expected to disclose to the Client any non-public information it obtains in the course of providing services other than as Custodian. The Client acknowledges that, except as provided in this Agreement, the Custodian has no obligation to disclose to the Client any public or non-confidential information it obtains from any source that

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relates to any issuer, counterparty or other person, regardless of whether such information relates to any Security held or to be received for the Client.

13.3.Services to Client or the Custodian. The Client agrees that the Custodian may share any fees, profits and non- monetary benefits with any member of the Citi Organization or other third parties (including a person acting on their behalf) or receive fees, profits and non-monetary benefits from them in respect of the services provided pursuant to this Agreement. The Custodian shall provide details of the nature and amount of any such fees, profits or non-monetary benefits on the Client’s written request.

14.INFORMATION AND DATA PROTECTION

14.1Responsibilities of each party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions specified in that Annex to this Agreement attached hereto, and the parties agree to the terms specified in that Annex.

15.ADVERTISING

Neither the Client nor the Custodian will display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of any member of the Citi Organization without prior written approval from the Custodian. The Client agrees that it shall not advertise or promote any service provided by the Custodian without the Custodian’s prior written consent; provided, however the Client may identify the Custodian as its custodian in any regulatory or other legally required or permitted disclosure by the Client without first obtaining the Custodian’s consent.

16.FEES AND EXPENSES

The Client agrees to pay all fees and charges incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the fee agreement separately provided to the Client, together with any other amounts payable to the Custodian under this Agreement. The Client agrees that the Custodian may debit the Cash Account to pay any such fees and charges, together with any other amounts payable to the Custodian under this Agreement. The Client agrees that all fees and charges paid to the Custodian shall be payable without deduction for Taxes, which are the responsibility of the Client.

17.TERMINATION

17.1.Termination; Closing an Account.

17.1.1.The Client (including any Fund) or the Custodian may terminate this Agreement as between itself and the other party hereto by giving not less than sixty (60) days’ prior written notice to such other party.

17.1.2.Unless otherwise agreed in writing, the Custodian may close an inactive Custody Account or Cash Account upon thirty (30) days’ prior written notice to the Client (but subject to any legal requirement as to a different notice period). The Custodian may close any Custody Account or Cash Account upon notice to the Client as the Custodian reasonably considers necessary for the Custodian or any other member of the Citi Organization to comply with applicable law in regard to Taxes or other requirements including, but not limited to, (i) statute or regulation, (ii) legal, governmental or regulatory authority, or (iii) agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign) as provided in this Agreement.

17.2.Effect on Securities and Cash. If by the termination date the Client has not given Instructions to deliver any Securities or Cash, the Custodian shall continue to safekeep such Securities and/or Cash until the Client provides Instructions to effect a free delivery of such. However, the Client agrees that the Custodian will provide no other services as regard to any such Securities except to collect and hold any cash distributions.

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The Client shall be liable for standard fees for Securities or Cash retained in safekeeping after termination of this Agreement.

17.3.Surviving Terms. The parties agree that the rights and obligations contained in Clauses 5.1.2, 5.1.3, 5.1.8, 5.2, 6, 8.4, 11, 12, 14, 15, and 18 of Agreement shall survive the termination of this Agreement.

17.4.Non-Custody Assets. At a Fund’s request, pursuant to Instructions, and subject to Custodian’s approval, and as an accommodation to the Client, Custodian will provide reporting to the Client for assets not held by Custodian (“Non-Custody Assets”). Non-Custody Assets will not constitute assets for purposes of this Agreement. Each Customer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement: (a) Client will have no security entitlement against Custodian with respect to Non-Custody Assets;

(b) Custodian will rely, without independent verification, on information provided by Client or its designee regarding Non-Custody Assets, including positions and market valuations; and (c) Custodian will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any reporting concerning Non-Custody Assets.

18.GOVERNING LAW AND JURISDICTION

18.1.Governing Law. The Client and the Custodian agree that this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed, construed, regulated and administered under the laws of the State of New York, without regard to any principles regarding conflict of laws other than Section 5-1401 of the New York General Obligations Law. The Client and the Custodian agree that New York is the sole location of the Custodian for performance of any obligation under this Agreement including the location of the Custody Account and Cash Account (unless otherwise specified by the Custodian). For the avoidance of doubt, the choice of governing law includes the application of securities transfer legislation or other law in regard to the rights of parties and third persons in Securities and Cash.

18.2.Jurisdiction. The Client and the Custodian agree that the federal and state courts located in the State and County of New York will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and each party irrevocably submits to the jurisdiction of such courts.

18.3.Venue. Each party hereby waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court of jurisdiction as provided in Section 18.2 of this Agreement, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction.

18.4.Sovereign Immunity. The Client and the Custodian each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

18.5.No Third Party Rights. None of the provisions of this Agreement are intended to, or will, confer a benefit on or be enforceable by any third parties including customers of the Client.

19.MISCELLANEOUS

19.1.Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the parties intend that the remaining provisions will remain in full force and effect (as will that provision under any other law).

19.2.Waiver of Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement constitutes a waiver of that right. Any waiver of any right is limited to the specific instance. The exclusion or omission of any provision or term of this Agreement shall not constitute a waiver of any right or remedy the Client or the Custodian may have under applicable law.

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19.3.Recordings. The Client and the Custodian consent to telephonic or electronic monitoring or recordings of any communications for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

19.4.Written Notice. Unless otherwise provided, when “written”, “writing” and words of similar meaning are used in this Agreement, they refer to both paper and electronic forms such as emails, faxes, digital images and copies, and similar electronic versions. A written notice shall be effective if delivered to the Client’s principal business address specified in writing to the Custodian or to the Custodian’s address specified in writing to the

Client (or any other address the Client or the Custodian may provide by written notice for this purpose including an address for notices to be sent electronically). Any method used to communicate Instructions may be used to give any notice. Notices will be in English unless otherwise agreed. For the avoidance of doubt, a written notice does not include an Instruction or other communication as specified in this Agreement.

19.5.Further Information. The Client agrees to provide to the Custodian and execute further documents and other information as reasonably requested by the Custodian in relation to its performance of services under this Agreement and its duties and obligations under this Agreement in order to assist the Custodian with the requirements of a court, regulator or other legal authority in regard to an applicable market, including providing the identities of the beneficial owners of any Securities or Cash and providing any powers of attorney or similar authority or terms and conditions in regard to any cash account opened with any sub- custodian in the name of the Client or any of its customers to enable or facilitate the opening or operation of such cash account on behalf of the Client for the purpose of this Agreement.

19.6.Entire Agreement; Amendments. The parties agree that this Agreement consists exclusively of this document together with any specified annex or identified schedules. The Client agrees that the Custodian is responsible for the performance of only those duties set forth in this Agreement, including the performance of any Instruction. The Client acknowledges that the Custodian will have no implied duties or obligations except as cannot be excluded by applicable law. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Custodian, provided, however: (i) Schedule I listing the Funds for which the Custodian serves as custodian may be amended from time to time to add, delete or revise one or more Funds (but not all the funds), by execution and delivery to the Custodian by the Client of an amended Schedule I, and the execution of such amended Schedule I by the Custodian, in which case such amendment shall take effect immediately upon execution by the Custodian; unless otherwise agreed by the Custodian and the Client in writing.

19.7.Assignment. The parties agree that no party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Custodian may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Client.

19.8.Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together constitutes one and the same agreement.

19.9Limitation of Liability. The Custodian hereby expressly acknowledges and agrees that the duties and obligations pursuant to this Agreement of a particular Trust or Fund shall be limited solely to the assets of that Trust or Fund, and that the assets, Cash or Securities of any one Trust or Fund shall not be used to offset the obligations of any other Trust or Fund or any other person. The Custodian shall not seek satisfaction of any such obligation from any other Trust or Fund, the shareholders of any Fund, the Trustees, Directors, officers, employees or agents of the Trust, or any of them. Neither the authorization of any action by the Trustees, Directors or shareholders of each Trust nor the execution of this Agreement on behalf of the each Trust, on behalf of each Fund, as applicable, shall impose any liability upon any Trustee, Directors, officer, shareholder, employee or agent of a Trust in their personal capacity, but shall bind only the such Trust or Fund.

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CITIBANK, N.A.	VICTORY PORTFOLIOS IV, ACTING FOR AND ON BEHALF
OF EACH FUND, INDIVIDUALLY AND NOT JOINTLY
By:	By:
Name:	Name:
Title:	Title:
VICTORY VARIABLE INSURANCE FUNDS II,	PIONEER ILS INTERVAL FUND
ACTING FOR AND ON BEHALF OF EACH FUND,
INDIVIDUALLY AND NOT JOINTLY
By:	By:
Name:	Name:
Title:	Title:

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Schedule I

LIST OF FUNDS

VICTORY PORTFOLIOS IV

Victory Pioneer AMT-Free Municipal Fund Victory Pioneer Balanced Fund

Victory Pioneer Bond Fund Victory Pioneer CAT Bond Fund Victory Pioneer Core Equity Fund Victory Pioneer Active Credit Fund Victory Pioneer Disciplined Growth Fund Victory Pioneer Disciplined Value Fund Victory Pioneer Equity Income Fund Victory Pioneer Equity Premium Income Fund Victory Pioneer Floating Rate Fund

Victory Pioneer Fund

Victory Pioneer Fundamental Growth Fund Victory Pioneer Global Equity Fund Victory Pioneer High Income Municipal Fund Victory Pioneer High Yield Fund

Victory Pioneer International Equity Fund Victory Pioneer Mid Cap Value Fund

Victory Pioneer Multi-Asset Ultrashort Income Fund Victory Pioneer Multi-Asset Income Fund

Victory Pioneer Securitized Income Fund Victory Pioneer Select Mid Cap Growth Fund Victory Pioneer Short Term Income Fund Victory Pioneer Solutions - Balanced Fund Victory Pioneer Strategic Income Fund

Victory Pioneer U.S. Government Money Market Fund

VICTORY VARIABLE INSURANCE FUNDS II

Victory Pioneer Bond VCT Portfolio

Victory Pioneer Equity Income VCT Portfolio Victory Pioneer Fund VCT Portfolio Victory Pioneer High Yield VCT Portfolio Victory Pioneer Mid Cap Value VCT Portfolio

Victory Pioneer Select Mid Cap Growth VCT Portfolio Victory Pioneer Strategic Income VCT Portfolio

PIONEER ILS INTERVAL FUND

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ANNEX TO GLOBAL CUSTODIAL SERVICES AGREEMENT

U.S. SPECIAL RESOLUTION REGIME RECOGNITION

(1)Recognition of U.S. Regimes. In the event that the Custodian becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit

Enhancement between the parties (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from Custodian will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States. In the event Custodian or any Citi Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against Custodian are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States.

(2)Effective Date. The provisions of this Appendix will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(3)Definitions. For the purposes of this Appendix, the following definitions apply:

“Applicable Compliance Date” means: (a) the date of this Agreement, if Client is a covered entity under the QFC Stay Rules; (b) July 1, 2019, if Client is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (c) otherwise, January 1, 2020.

“Citi Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of Custodian.

“Credit Enhancement” means, with respect to any Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Custodian or Client thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8. All references herein to the QFC Stay Rules shall be construed, with respect to Custodian to mean the particular QFC Stay Rule(s) applicable to it.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

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ANNEX TO GLOBAL CUSTODIAL SERVICES AGREEMENT

CONFIDENTIALITY AND DATA PRIVACY CONDITIONS

1. Introduction.

These conditions (“Conditions”) form part of the Global Custodial Services Agreement (the “Agreement”) that applies between the Client and the Custodian. The Conditions explain how each party may use, and must protect, the other party’s Confidential Information (including Personal Data) in connection with the provision by the Custodian, and receipt and use by the Client, of accounts (i.e. each Cash Account and Custody Account under the Agreement) and other services requested by Client, whether or not account-related pursuant to the Agreement (collectively, “Services”). “Custodian” and “Client” each has the meaning specified in the Agreement, as defined below.

2. Protection of Confidential Information.

2.1 Definitions.

“Confidential Information” means any information or materials (in tangible or intangible form) relating to the Disclosing Party and/or its affiliates (including any entity that directly or indirectly controls, is controlled by or is under common control with, a party), branches or representative offices (collectively, “Affiliates”) or their respective Representatives or Owners, that is received or accessed in any form or medium (and without regard to whether the information is owned by a party hereto or by a third party) by the Receiving Party or its Affiliates or their respective Representatives in connection with providing, receiving or using Services. “Confidential Info rmation” includes Personal Data, information relating to the Disclosing Party’s products and services and the terms and conditions on which they are provided, technology (including software, systems data, the form and format of reports and online computer screens), pricing information, internal policies, operational procedures, bank account and/or Custodian details, transactional information, information related to the Disclosing Party’s, its Affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, shareholders, investment or trad ing strategies, portfolio holdings, investments, shareholdings, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, intellectual property rights, or other property or and any other confidential business o r technical information, in each case that: (i) is designated by the Disclosing Party as confidential at the time of disclosure; (ii) is protected by applicable bank secrecy or other laws and regulations; (iii) a reasonable person would consider to be of a confidential and/or proprietary nature given the nature of the information and the circumstances of its disclosure; or (iv) is derived from, or developed by reference to or use of, any information described in the preceding clauses (i), (ii) and (iii).

‘‘Disclosing Party” means a party to the Agreement that discloses Confidential Information to the other party.

“Owner” means any natural person or entity (or its branch) that: (i) owns, directly or indirectly, stock of, or profits, interests or capital or beneficial interests in, a party; or (ii) otherwise owns or exercises control over a party directly or indirectly through ownership, controlling interest or any other arrangement or means, including: (a) a person who ultimately has a controlling interest in, or who otherwise exercises control over, a party; or (b) the senior managing official(s) of a party.

“Receiving Party” means a party to the Agreement that receives Confidential Information from the other party to the Agreement.

“Representatives” means a party’s officers, directors, employees, contractors, agents, representatives, professional advisers and Third Party Service Providers.

2.2Protection. The Receiving Party will keep the Disclosing Party’s Confidential Information confidential and secure on the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care and as required under Data Protection

Law. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions and the Agreement.

2.3Exceptions to Confidentiality. Notwithstanding anything in these Conditions to the contrary but subject to Data Protection Law, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) was publicly known or available in the public domain prior to the time of disclosure to the Receiving Party by or on behalf of the Disclosing Party; (ii) becomes publicly known or available in the public domain after disclosure to the Receiving Party by or on behalf of the Disclosing Pa rty through no action or inaction of the Receiving Party; (iii) is in the possession of the Receiving Party, or becomes available to the Receiving Party, without confidentiality restrictions; (iv) is independently developed by the Receiving Party without use of or reliance upon any of the Confidential Information; (v) has been anonymized and/or aggregated with other information such that neither the Confidential Information of the Disclosing Party nor the identity of any Data Subject is disclosed and cannot be reidentified in such a manner that identifies the Confidential Information or Data Subject; (vi) an authorized officer of the Disclosing Party has agreed in writing that the Receiving Party may disclose on a non-confidential basis; or (vii) is required to be disclosed by judicial or administrative processor otherwise by applicable law or regulation.

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3.Authorized Disclosures.

3.1 Definitions.

“Custodian Recipients” means the Custodian, Custodian Affiliates and their respective Representatives.

“Payment Infrastructure Provider” means any Clearance System (as defined in the Agreement) including any third party that forms part of a payment system infrastructure or which otherwise facilitates payments, including without limitation, communications, clearing and other payment systems or service providers; intermediary, agent and correspondent bank; digital or ewallets; or similar entities but excluding any third parties that have been appointed as agents by Custodian Recipients in connection with the Agreement.

“Permitted Purposes” means in relation to a party’s (or its Affiliates’ or their respective Representatives’) use of the other party’s (or its Affiliates’ or their respective Representatives’) Confidential Information:

(A)To provide, or to receive and use, the Services in accordance with the Agreement and other applicable documentation and to undertake related activities, such as, by way of non-exhaustive example:

(1)To fulfill applicable domestic and foreign legal, regulatory and compliance requirements (including know your customer (KYC) and anti-money laundering (AML) obligations applicable to a party and/or its Affiliates) and to otherwise make the disclosures specified in Condition 3.3 (Legal and Regulatory Disclosures);

(2)To verify the identity or authority of a party’s Representatives who interact with the other party;

(3)For risk assessment, information security management, as well as statistical, trend analysis and planning purposes solely to the extent such statistical, trend analysis and planning purposes relate to the services provided under this Agreement or as may be offered to clients including the clients under this Agreement;

(4)To monitor and record calls and electronic communications with the other party for quality, training, investigation and fraud and other crime prevention purposes;

(5)For fraud and other crime detection, prevention, investigation and prosecution;

(6)To enforce and defend a party’s or its Affiliates’ legally binding rights; and

(7)To manage a party’s relationship with the other party as required to perform the services (which may include the Custodian providing information to the Client and its Affiliates about the Custodian’s and Custodian Affiliates’ products and services);

(B)To make disclosures to third parties to whose accounts or from whose accounts the Client instructs the Custodian or Custodian Affiliates to make or receive a payment from an account, to make or receive any delivery of other property or to enable such third parties to perform reconciliations;

(C)To make disclosures to Payment Infrastructure Providers and to the Custodian’s and Custodian Affiliates’ Third Party Service Providers solely in connection with the provision of the Services;

(D)To make disclosures to, and to obtain information from, credit information bureaus, credit rating agencies, central banks or other bodies in connection with risk-based analysis and decisions by the Custodian or where such disclosures are otherwise required by applicable law, regulation or market practices, including to securities issuers or their agents or representatives;

(E)To make disclosures to the Disclosing Party’s Affiliates and third party designees;

(F)In connection with the provision of Services (including supporting the opening of accounts) by the Custodian and Custodian Affiliates to the Client’s Affiliates including transfer agents or registrars in connection with any property of the Client; and

(G)For any additional purposes expressly authorized by the other party.

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to or for the benefit of the Receiving Party, and who is not a Payment Infrastructure Provider (e.g. technology service providers, business process service providers, call center service providers, outsourcing service providers, consultants and other external advisors).

3.2Permitted Disclosures. The Disclosing Party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the Receiving Party may use and disclose the Disclosing Party’s Confidential Infor mation to the Receiving Party’s Affiliates and to its and their respective Representatives, Payment Infrastructure Providers and any other third party recipients specified in these Conditions, who require access to such Confidential Information to the extent reasonably necessary to fulfil the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and Representatives to whom the Disclosing

Party’s Confidential Information is disclosed pursuant to this Condition 3.2 shall be bound pursuant to terms no less stringe nt than these Conditions and the Agreement to keep such Confidential Information confidential and to use it for only the relevant Permitted Purposes.

3.3Legal and Regulatory Disclosures. The Disclosing Party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the Receiving Party (and, where the Custodian is the Receiving Party, Custodian Recipients and Payment Infrastructure Providers) may disclose the Disclosing Party’s Confidential Information pursuant to: (i) legal requirements or (ii) any other domestic or foreign legal and/or regulatory obligation or request.

4. Retention Period.

Each of the Client and Custodian Recipients may retain, use, and as applicable Process, the other party’s Confidential Information for the period of time reasonably necessary for the relevant Permitted Purposes. On termination of the provision of the Services (including closure of accounts), each of the Client and Custodian Recipients shall be entitled to retain, use, and as applicable Process, the other party’s Confidential Information for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies, to the extent

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that this is permissible under applicable laws and regulations, and otherwise in accordance with these Conditions and the Agreement, but shall otherwise securely destroy or delete such Confidential Information.

5. Information Security.

The Custodian, in accordance with data Protection Law, will, and will use reasonable endeavors to ensure that Custodian Affiliates and Third Party Service Providers will, implement reasonable and appropriate physical, technical and organizational security meas ures to protect Client Confidential Information that is within its or their custody or control against unauthorized or unlawful use (or in the case of Personal Data, unlawful Processing) and accidental destruction or loss. The Custodian shall not Process Client Personal Data for any purpose other than Permitted Purposes unless expressly authorized or instructed by the Client.

6.Personal Data.

6.1 Definitions.

"Data Protection Law" means any and all applicable data protection and privacy laws and regulations relating to the Processing of Personal Data, including any amendments or supplements to or replacements thereof.

“Data Subject” means a natural person who is identified, or who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify a Data Subject, or if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Security Incident” means an incident whereby the confidentiality of Disclosing Party Personal Data within the Receiving Party’s possession, custody or control has been materially compromised in violation of these Conditions or the Agreement so as to pose a reasonable likelihood of harm to the Data Subjects involved.

6.2Compliance with Data Protection Law. In connection with the provision or receipt and use of the Services: (i) each party will comply with Data Protection Law; and (ii) the Client confirms that any Personal Data that it provides to Custodian Recipients has been Processed fairly and lawfully, is accurate at the time provided and is relevant for the purposes for which it is being provided.

6.3Cross-border Personal Data transfers. The Client acknowledges, and where required by applicable law or regulation agrees, that in the connection with providing the Services and otherwise making disclosures pursuant to Condition 3 (Authorized Disclosures), Personal Data of

Client Data Subjects (e.g., the Client or its Affiliates’ respective Representatives and Owners) may be disclosed and/or transferred to recipients located in countries other than the country in which the Custodian entity or its branch which provides the Services is established or the Client is located. However, the Custodian: (i) requires its Affiliates and Third Party Service Providers to protect Personal Data pursuant to Condition 5 (Information security); and (ii) carries out cross-border transfers of Personal Data in accordance with Data Protection Law.

6.4Legal basis for Processing Personal Data. To the extent that the Custodian Processes Personal Data of Client Data Subjects, the Client warrants that it has, if and to the extent required by Data Protection Law, provided notice to and obtained valid consent fro m such Data Subjects in relation to the Custodian’s Processing of their Personal Data as described in these Conditions. If the Client is itself a Data

Subject, the Client warrants that if and to the extent required by Data Protection Law: (i) it has received the Custodian Pri vacy Statement or other privacy disclosure(s)as the Custodian may notify the Client from time to time and (ii) it consents to such Processin g.

6.5Security Incidents.

(A)If the Custodian becomes aware of a Security Incident, the Custodian will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of applicable laws and regulations. The Custodian will notify the Client of a Security Incident as soon as reasonably practicable after the Custodian becomes aware of it, unless the Custodian is subject to a legal or regulatory constraint, or if it would compromise the Custodian’s investigation.

(B)Each party is responsible for making any notifications to regulators and Data Subjects concerning a Security Incident that it is required to make under Data Protection Law. Each party will provide reasonable information and assistance to the other party to the extent necessary to help the other party to meet its obligations to regulators and Data Subjects.

(C)Neither party will issue press or media statements or comments in connection with any Security Incident that name the other p arty unless it has obtained the other party’s prior written permission or unless such Security Incident has otherwise become publicly known other than through a disclosure that is prohibited under this sentence.

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7.Provision of Data From Vendors and Exchanges. 7.1 Definitions.

"Data Suppliers" means a vendor, exchange or other entity which supplies data used in the provision of the Services to the Client.

7.2 Provision of Data.

The Custodian may provide the Client with pricing and other data licensed from Data Suppliers. The Custodian is licensed to provide such data only upon the following conditions: (i) Data Suppliers require that the data may not be used for any purpose independent of the service relationship established under the Agreement, and shall be used only internally (including in custodial holdings reports for actual investments sent to the investments’ beneficial owners and to intermediaries between the Client and the beneficial owners); (ii) the Data Suppliers’ licenses require that the Data Suppliers and their applicable affiliates shall be third-party beneficiaries of this Condition 7; and (iii) the Data Suppliers’ licenses state that the Data Suppliers and their applicable affiliates have no liability or responsibility to the Client relating to the Client’s receipt or use of the data. In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to the Client’s use of its data and the Client shall comply with such limitations as communicated by the Custodian. A Data Supplier may, in its discretion: (x) direct Custodian to terminate the Client’s receipt of the Data Supplier’s data for any or no reason with or without notice; and (y) require the Client to enter into an agreement with it directly as a condition of receipt of its data.

7.3 Distribution of Data to Subadvisors.

If a Client which is an investment manager engages a subadvisor to help manage certain of its funds, then, upon consent of the Custodian, such Client may distribute the Data Suppliers’ data to such subadvisor; provided, however, that the use of such data by the subadvisor shall be subject to the provisions of Conditions 7.2(i) to (iii) (inclusive).

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